Exhibit 99.1

Silvergate Provides Statement on Minimal Exposure to BlockFi

11/28/2022

LA JOLLA, Calif.--(BUSINESS WIRE)-- Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced a business update, citing that its deposit relationship with BlockFi Inc. (“BlockFi”) is limited to less than $20 million of its total deposits from all digital asset customers as of November 28, 2022.

BlockFi is not a custodian for Silvergate’s bitcoin-collateralized SEN Leverage loans, which to date have continued to perform as expected with zero losses and no forced liquidations. Silvergate has no investments in BlockFi.

Silvergate maintains a first priority lien and security interest in a cash collateral account which contains $10 million for the benefit of Silvergate to support ACH services provided to BlockFi.

“As the digital asset industry continues to transform, I want to reiterate that Silvergate’s platform was purpose-built to manage stress and volatility,” said Alan Lane, Chief Executive Officer of Silvergate.
The SEN continues to operate as designed, and our support teams are available 24 hours a day, 7 days a week to help our customers during this period of adversity.”

Recently, Silvergate has been the subject of false and misleading statements. For factual and accurate information, Silvergate directs persons to its recent press releases, which are available on the Company's website at https://ir.silvergate.com in the Investor Relations section and Silvergate's most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.

Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com

Media:
Evann Berry
press@silvergate.com